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Exhibit 5.1
October 30, 2026

Porch Group, Inc.
411 1st Avenue S., Suite 501
Seattle, WA 98104

Re:	Registration Statement on Form S-3 Filed by Porch Group, Inc.
Ladies and Gentlemen:
We have acted as counsel to Porch Group, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company, from time to time, of up to 5,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) the offer and sale by Porch Insurance Reciprocal Exchange, a Texas unincorporated reciprocal inter-insurance exchange managed and operated, but not owned, by Porch Risk Management Services LLC, a wholly owned subsidiary of the Company, as the attorney-in-fact (the “Selling Stockholder”), from time to time, of up to 10,000,000 shares of Common Stock (“Selling Stockholder Shares”), each pursuant to the Distribution Agreement, dated October 30, 2026, among the Company, the Selling Stockholder and StoneX Financial Inc. (the “Distribution Agreement”). The Shares and Selling Stockholder Shares will be issued pursuant to the Company’s registration statement on Form S-3 (Registration No. 333-299730), as filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2026 (together with the documents incorporated by reference therein as of the date hereof, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus dated October 30, 2026 filed as part of the Registration Statement and the related prospectus supplement dated October 30, 2026 (collectively, the “Prospectus”).
In our capacity as counsel to the Company, we have examined the Prospectus and such documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents, and (b) information provided in certificates of officers of the Company. All opinions based on the foregoing documents and certificates are as of the date of such documents and certificates, not as of the date of this opinion letter. We have not independently verified the facts so relied on.
In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on and subject to the foregoing, we are of the opinion that (i) the Shares, when issued, sold and delivered by the Company in the manner and for the consideration stated in the Distribution Agreement and the Prospectus, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.
The foregoing opinions are subject to the following exclusions and qualifications:

(a)Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.
Ashurst Perkins Coie US LLP is a limited liability partnership established under the laws of Washington State and is part of the Ashurst Perkins Coie Group. Ashurst Perkins Coie is a global group of separate legal entities, some providing legal services and some non-legal services. Different legal entities in the group may operate in the same jurisdictions.

(b)We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)We express no opinion concerning any laws other than the laws in their current forms of the States of Delaware and New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 30, 2026, incorporated by reference into the Registration Statement, and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ashurst Perkins Coie US LLP